                                                              EXHIBIT (d)(viii)


            SEVERANCE, CHANGE OF CONTROL AND NONCOMPETITION AGREEMENT

          THIS SEVERANCE, CHANGE OF CONTROL AND NONCOMPETITION AGREEMENT (the "Agreement") is made and entered into as of April 13, 2000 by and between Jasdrew Acquisition Corp. ("Jasdrew"), and Thomas van der Meulen (the "Employee").

W I T N E S S E T H:

          WHEREAS, the Employee is an officer and a key employee of PlayCore Wisconsin, Inc. ("PlayCore Wisconsin");

          WHEREAS, PlayCore, Inc. intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Jasdrew contemporaneously with the execution hereof pursuant to which Jasdrew will merge (the "Merger") into PlayCore, Inc. (after which PlayCore, Inc. is to merge into PlayCore Wisconsin);

          WHEREAS, the Employee, in consideration of the agreement of Jasdrew contained herein that Employee will receive payment of a cash bonus from PlayCore Wisconsin in an amount of $50,000 (the "Closing Amount") promptly following the effective date of the Merger and a grant of phantom common stock of PlayCore Holdings, Inc. ("Holdings") to be set forth in a separate phantom stock grant agreement, desires to enter into this Agreement to provide for the payment of certain benefits to the Employee if the Employee's employment with PlayCore Wisconsin is terminated under certain circumstances, including a termination following a change of control of PlayCore Wisconsin other than the transactions contemplated in the Merger Agreement;

          WHEREAS, the Employee acknowledges and agrees that the terms of this Agreement shall supersede all prior agreements between the parties as set forth in Section 13. c. hereof;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for Jasdrew to enter into, and to proceed with the transactions contemplated in, the Merger Agreement, the parties hereto agree as follows:

          1. Definition. The capitalized terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

               a. "Change of Control" shall have the meaning set forth in Exhibit A hereto.

               b. "Good Reason" means any of the following:

                    (1) The removal of the Employee from, or any failure to reelect or reappoint the Employee to, any of the positions held with PlayCore Wisconsin on the date of the Change of Control or any other positions with PlayCore Wisconsin to which the Employee shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by PlayCore Wisconsin of the Employee's employment for Just Cause or by reason of Permanent Disability; or

                    (2) A good faith determination by the Employee that there has been a significant adverse change, without the Employee's written consent, in the Employee's working conditions or status with PlayCore Wisconsin from such working conditions or status in effect during the 180-day period immediately prior to the Change of Control, or the effective date of this Agreement for purposes of Section 3.c. hereof, including but not limited to (A) a significant change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, or for purposes of Section 2 hereof alone,
          (C) relocation of the Employee's primary place of employment with PlayCore Wisconsin on the effective date of the Merger to a location more than thirty-five (35) miles from such primary place of employment.

               c. "Just Cause" means, prior to a Change in Control, willful and gross misconduct on the part of the Employee that is materially and demonstrably detrimental to PlayCore Wisconsin, as determined in good faith by the Board of Directors of PlayCore Wisconsin. "Just Cause" means, following a Change in Control, the commission by the Employee of one or more acts for which the Employee is convicted (as evidenced by binding and final judgment. order or decree of a court of competent jurisdiction) of a felony under United States federal, state, or local criminal law which substantially impairs the Employee's ability to perform his duties or responsibilities; the engaging in by the Employee of intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Employer, as evidenced by a determination in a binding and final judgment, order, or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit, or proceeding. whether civil, criminal, administrative, or investigative; or the continuing willful and unreasonable refusal by the Employee to perform the Employee's duties or responsibilities (unless significantly changed without the Employee's consent).

               d. "Permanent Disability" means that the Employee is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with PlayCore Wisconsin and not expected to recover from his disability within a period of six (6) months from the commencement of the disability. If at any time the Employee claims or is claimed to have a Permanent Disability, a physician acceptable to both the Employee, or his personal representative, and PlayCore Wisconsin (which acceptances shall not be unreasonably withheld) shall be retained by PlayCore Wisconsin and shall examine the Employee. The Employee shall cooperate fully with the physician. If the physician determines that the Employee has a Permanent Disability the physician shall deliver to PlayCore Wisconsin a certificate certifying both that the Employee has a Permanent Disability and the date upon which the condition of Permanent Disability commenced. The determination of the physician shall be conclusive.

               e. "Person" means (other than with respect to the definition of "Change of Control") any individual or any partnership, limited liability company, corporation, joint venture, trust, or other entity (as defined in Rule l3d-5 under the Securities Exchange Act of 1934), together with its affiliates and the heirs, personal representatives, successors, and assigns of the "Person" when the context so permits.

               f. "Severance Period" means the applicable period of time beginning with the Termination Date. If the Termination Date is within eighteen (18) months after a Change of Control and the termination of employment is either by PlayCore Wisconsin other than with Just Cause or by the Employee for Good Reason, the Severance Period shall be eighteen (18) months (the "18-month Severance Period"). If the Termination Date occurs other than within such 18-month period following a Change of Control then the Severance Period, if applicable, shall be twelve (12) months ("the 12-month Severance Period").

               g. "Termination Date" means the date upon which the Employee's employment with PlayCore Wisconsin is terminated.

               h. "Transaction Benefit" means the amount that is the greater of:
     (i) the value of Employee's grant of phantom common stock on the date this Agreement becomes effective, or (ii) the value of such grant of phantom common stock on the Termination Date (such value to be determined by multiplying the "equity value" of Holdings (as defined in the next sentence) by a fraction, the numerator of which shall be the number of shares represented by such grant and the denominator of which shall be the total number of fully diluted shares of Holdings common stock (assuming that all options, warrants or other securities which are convertible or exchangeable for common stock are outstanding). The equity value of Holdings on a Termination Date shall be determined by the Board of Directors of PlayCore Wisconsin in good faith by selecting an appropriate multiple and then multiplying the consolidated EBITDA for the latest four fiscal quarters by such multiple and then subtracting from such amount all debt, preferred stock and other obligations on a consolidated basis of Holdings, if any.

          2. Termination After Change of Control. If, within eighteen (18) months after the occurrence of a Change of Control, the Employee's employment with PlayCore Wisconsin is terminated either: (i) by PlayCore Wisconsin (a) other than with Just Cause or (b) due to Permanent Disability or, (ii) by the Employee for Good Reason, then the Employee shall be entitled to receive the following severance benefits from PlayCore Wisconsin:

               a. continuation of the Employee's salary during the applicable 18-month Severance Period; and

               b. continuation of coverage for the Employee and any dependents previously covered under the group health, group life, group long-term disability, and similar group insurance plans, if any, maintained by PlayCore Wisconsin, at the active employee discounted cost, until expiration of the 18-month Severance Period (provided, that if such continued participation is precluded by the provisions of such plans or by applicable law, PlayCore Wisconsin shall provide the Employee with comparable benefits of equal value at no increase in cost to the Employee), and execution of this

     Agreement by the Employee shall not be considered a waiver of any rights or entitlements he may have under applicable law to continuation of coverage under the group health plan maintained by PlayCore Wisconsin.

          3. Other Termination. If the Employee's employment with PlayCore Wisconsin is terminated by PlayCore Wisconsin (a) other than with Just Cause or
(b) due to Permanent Disability and Section 2, above, is not applicable because such termination is not within the eighteen (18) month period following a Change of Control, then the Employee shall be entitled to receive the following severance benefits from PlayCore Wisconsin:

               a. continuation of the Employee's salary during the applicable 12-month Severance Period; provided, however, if such termination occurs prior to a Change of Control, the total salary continuation shall be reduced by the value of any Transaction Benefit; and

               b. continuation of coverage for the Employee and any dependents previously covered under the group health, group life, group long-term disability, and similar group insurance plans, if any, maintained by PlayCore Wisconsin, at the active employee discounted cost, until expiration of the 12-month Severance Period (provided, that if such continued participation is precluded by the provisions of such plans or by applicable law, PlayCore Wisconsin shall provide the Employee with comparable benefits of equal value at no increase in cost to the Employee), and execution of this Agreement by the Employee shall not be considered a waiver of any rights or entitlements he may have under applicable law to continuation of coverage under the group health plan maintained by PlayCore Wisconsin.

               c. To compensate the Employee for relinquishing certain rights with PlayCore Wisconsin in order to facilitate the acquisition of PlayCore, Inc. by Holdings, and notwithstanding the foregoing or any provision contained herein to the contrary, if the Employee's employment with PlayCore Wisconsin is terminated either (x) by PlayCore Wisconsin other than with Just Cause or (y) by the Employee for Good Reason, and the termination of employment occurs within the period that begins on the effective date of the Merger and ends eighteen (18) months thereafter, then the Employee shall be entitled to receive the greater of: (i) the severance benefits set forth above in this Section 3, or (ii) the severance benefits that would have accrued to the Employee as a result of the acquisition of PlayCore, Inc. by Holdings pursuant to that certain Severance, Change of Control and Noncompetition Agreement, dated June 22, 1999, by and between the Employee and PlayCore, Inc. (the "Old Severance Agreement") attached hereto as Exhibit B, in either case, less the value of any Transaction Benefit.

          4. Payments.

               a. Promptly following the effectiveness of the Merger, Jasdrew (or its successor) shall pay to Employee the Closing Amount.

               b. Except as otherwise provided in this Agreement, any salary continuation amounts due to the Employee hereunder shall be payable in equal installments on each regular payroll date of PlayCore Wisconsin after the Termination Date.

          5. Deduction and Withholding. All amounts payable to or on behalf of the Employee pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Employee but not less than required by applicable law.

          6. Death and Permanent Disability. In the event of the Employee's death, any amount payable or distributable to the Employee pursuant hereto from rights and benefits accrued to and through the date of his death shall be paid at the time or times indicated in such Section to the beneficiary designated by the Employee for purposes of his group term life insurance coverage with PlayCore Wisconsin and, if no beneficiary is designated for such purposes or if no group term life insurance is then in effect, to the Employee's estate. In the event that Employee's employment is terminated due to Permanent Disability, Employee shall be entitled to accrued compensation through the Termination Date and any other benefits (if any) to which Employee may be entitled under PlayCore Wisconsin's benefit plans, programs and policies as then in effect.

          7. Other Benefits. The benefits provided under this Agreement shall be in addition to, and not in derogation or diminution of, any benefits that the Employee may be entitled to receive under any other plan or program now or hereafter maintained by PlayCore Wisconsin other than any severance pay plan.

          8. Stock Options and Other Equity. Notwithstanding anything contained in this Agreement to the contrary, the treatment of any stock options and other equity held by the Employee on the Termination Date shall be subject to the terms and conditions of the applicable plan documents and agreements in accordance with the terms set forth in Schedules A, B and C attached hereto ("Applicable Equity Agreements") and the terms of the Applicable Equity Agreements shall govern the treatment of such options and equity in the event of Employee's termination.

          9. Covenant Not to Compete. The Employee hereby agrees that he will not, during the period of his employment with PlayCore Wisconsin and for a period of two (2) years thereafter, as proprietor, partner, member, shareholder (directly or indirectly owning or controlling five percent (5%) or more of any class of stock), employee, consultant, agent, or otherwise, on his own behalf or on behalf of another person, do any of the following in competition with PlayCore Wisconsin, without the prior written consent of PlayCore Wisconsin:

               a. solicit or assist in the solicitation of customers of PlayCore Wisconsin or its affiliates;

               b. render or assist in rendering services to customers of PlayCore Wisconsin or its affiliates; or

               c. divert or attempt to divert any customer's business from PlayCore Wisconsin or its affiliates, or otherwise interfere with the business relationship between PlayCore Wisconsin or its affiliates and any of their respective customers, employees, or suppliers.

          Notwithstanding the foregoing, this Agreement shall not in any event be construed to prevent the Employee from earning a living utilizing his skills in any businesses which may, as an incident to a business or activity significantly different from the business of PlayCore Wisconsin, make or sell some products or provide some services which may in some degree compete with the business of PlayCore Wisconsin. However, nothing in this Section 9 shall be deemed to permit the Employee to accept employment with companies or a division thereof which then or thereafter will directly compete in a major way with the business of PlayCore Wisconsin or its affiliates with which the Employee was involved or had access to information while employed by PlayCore Wisconsin.

          10. Confidential Information. The Employee agrees that he will not, while he is employed by PlayCore Wisconsin or for a period of five (5) years thereafter, disclose to any person to whom he is not otherwise authorized to do so by PlayCore Wisconsin (an "Unauthorized Person"), or use for his own account, any information (the "Confidential Information"), whether or not reduced to written or other tangible form, in which PlayCore Wisconsin or its affiliates has a legally protectible interest by virtue of the following:

               a. such information is not generally known in the industry;

               b. the Employee has had access to (or, either alone or in cooperation with others, originated or developed) such information during his employment with PlayCore Wisconsin;

               c. such information has been treated by PlayCore Wisconsin or its affiliates as confidential;

               d. such information relates to the business of PlayCore Wisconsin or any of its affiliates; or

               e. such information is of competitive advantage to PlayCore Wisconsin or its affiliates.

          Confidential Information for which the Employee has first secured the written consent of PlayCore Wisconsin for its disclosure or use, and Confidential Information which becomes generally known in the industry, or which otherwise ceases to be legally protectible (other than by the Employee's breach of this Agreement), shall cease to be subject to the restriction set forth in this Section 10. Notwithstanding anything contained herein to the contrary, this
Section 10 prohibits only the use and disclosure of Confidential Information and shall not be construed as limiting the Employee's right to undertake any other employment or business activity. The Employee shall be prohibited from competing with PlayCore Wisconsin only as provided in Section 9 above.

          11. Termination With Just Cause. Notwithstanding any provision contained herein to the contrary, in the event that the Employee's employment with PlayCore Wisconsin is terminated by PlayCore Wisconsin with Just Cause the Employee shall not be entitled to any of the benefits identified in Sections 2 and 3 of this Agreement, and shall be entitled to receive only those benefits that the Employee would otherwise be entitled to receive under any other agreements entered into by the Employee and PlayCore Wisconsin or under applicable law.

          12. Rights in the Event of Dispute.

               a. If a claim or dispute arises concerning the rights of the Employee or his beneficiary (either or both of whom are hereinafter referred to as the "claimant") to amounts or benefits described in Section 2 of this Agreement (pertaining to benefits upon termination of employment following a Change of Control), regardless of the party by whom such claim or dispute is initiated, PlayCore Wisconsin shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys' billed to and payable by the claimant in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, however, that PlayCore Wisconsin shall not be obligated to pay such expenses unless and until final resolution of such claim or dispute with the claimant being entitled to a substantial part of the rights claimed by him.

               b. If a claim or dispute arises concerning the rights of the Employee or his beneficiary (either or both of whom are hereinafter referred to as the "claimant") to amounts or benefits described in Section 3 of this Agreement (pertaining to termination of employment by PlayCore Wisconsin other than as described in Section 2), regardless of the party by whom such claim or dispute is initiated, each party shall pay its own legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, however, that the prevailing party in any court action shall be entitled to recover from the other party, to the fullest extent permitted by law, all such legal expenses that the prevailing party may reasonably incur as a result of such action. Any payment pursuant to this subsection shall include interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code.

          13. General Provisions.

               a. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (i) when delivered in person or (ii) when telecopied (at the date and time indicated on the receipt of transmission if such day is a business day, and if not, at 9 a.m. on the following business day) with hard copy delivered by hand or deposited in the United States mail postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by telecopy, or (iii) three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or (iv) two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed to the appropriate party as follows: to the Employee at his address on file with PlayCore Wisconsin; or to Jasdrew or PlayCore Wisconsin, c/o PlayCore, Inc., 15 West Milwaukee Street, Suite 204, Janesville, Wisconsin 53545, telecopier number (608) 741-7191, Attention: Chairman; and with a copy to Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C., 20036, Attention: Russell W. Parks, Jr.

               b. Nothing herein shall be construed as an agreement to continue the employment by PlayCore Wisconsin of the Employee.

               c. This Agreement constitutes the entire agreement between the parties and PlayCore Wisconsin with respect to the subject matter contained herein and, as of the effective date of the Merger, supersedes any and all prior understandings, representatives, negotiations, and agreements with respect thereto (including, without limitation, the Old Severance Agreement).

               d. No modification or amendment of any provision of this Agreement shall be effective unless in a written instrument executed by both parties. Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

               e. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Jasdrew and PlayCore Wisconsin. Without limiting the foregoing, Jasdrew and PlayCore Wisconsin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PlayCore Wisconsin, to expressly assume and agree to perform PlayCore Wisconsin's obligations under this Agreement in the same manner and to the same extent that Jasdrew and PlayCore Wisconsin are required to perform them if no such succession had taken place. As used in this Agreement, "Company" shall mean PlayCore Wisconsin and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 13.e. or which otherwise becomes bound by all the terms and provisions of this Agreement as a matter of law. This Agreement shall inure to the benefit of, and shall be enforceable by, the Employee's heirs, legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

               f. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               g. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Wisconsin, without regard to conflicts of laws principles.


          14. Failure to Consummate. This Agreement shall be null and void if the Merger is not consummated.



                           - SIGNATURE PAGE FOLLOWS -

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



COMPANY:                                    EMPLOYEE:

JASDREW ACQUISITION CORP.


By:  /s/ TODD R. BERMAN                     /s/ THOMAS VAN DER MUELEN
     ---------------------------            ------------------------------------
     Todd R. Berman, President              Thomas van der Meulen

                              SCHEDULE A

                              OPTION TERMS


AMOUNT OF INITIAL GRANT:      A nonqualified option grant (the "Initial Grant")
                              of 4,350 shares of common stock of PlayCore
                              Holdings, Inc. ("Holdings"). The Initial Grant
                              shall be pursuant to an option plan (and
                              underlying option grant agreement) established by
                              Holdings with an initial reserve equal to 10% of
                              the outstanding common shares of Holdings as of
                              the closing date (post transaction).

EXERCISE PRICE:               The per share exercise price of the option shall
                              be the common stock's fair market value on the
                              date of grant (which shall be equal to the fair
                              market value of the equivalent number of shares of
                              common stock as of the closing date).

TERM: Options, or any portion thereof, not previously exercised or terminated will expire ten years from the date of grant.

METHOD OF EXERCISE:           Prior to an "initial public offering", cash only;
                              provided, however, the Board of Directors or
                              Compensation Committee of Holdings may authorize
                              cashless exercises. An option may only be
                              exercised with respect to whole shares.

VESTING: TIME OPTIONS: 50% of the total number of shares subject to the Initial Grant shall vest ratably
                              (25% a year) on each of the first through fourth anniversaries of the date of grant ("A Options"), provided the Employee is in the employ of PlayCore
                              Wisconsin, Inc. or an affiliate ("PlayCore
                              Wisconsin") on each such date.

                              If there is a Change in Control (as defined in the option plan) prior to the fourth anniversary of the date of grant, and the Employee is still in the employ of PlayCore Wisconsin, all unvested
                              Time Options shall vest.

                              PERFORMANCE OPTIONS: The remaining 50% of the total number of shares subject to the Initial
                              Grant shall vest if the net Internal Rate of Return ("IRR") realized by PlayCore Holdings,
                              L.L.C. ("Holdings L.L.C.") on its total investment in Holdings (after dilution from options on shares held by management) is 25% or more ("Target IRR") as of the "Determination Date," ("Performance
                              Options") and the Employee is still in the employ of PlayCore Wisconsin on the Determination Date.

                              The Determination Date regarding the attainment of the IRR shall be the closing date or such other time as Holdings L.L.C. receives cash payments for its interests in Holdings.

TERMINATION OF EMPLOYMENT:

   BY PLAYCORE WISCONSIN
   WITHOUT CAUSE OR
   BY THE EMPLOYEE
   FOR GOOD REASON OR
   UPON DEATH OR DISABILITY:  TIME OPTIONS: All vested Time Options remain outstanding and exercisable for a period of 90 days and if not exercised by end of business on the 90th day shall terminate. All unvested Time
                              Options shall be immediately terminate on the Termination Date.

                              PERFORMANCE OPTIONS: Performance Options shall vest if the Target IRR would have been achieved based upon the fair market value of Holdings
                              L.L.C.'s investment in Holdings as of the Termination Date and Employee will receive the applicable value of the Performance Option as determined at the Termination Date by the Board of Directors of Holdings at such time as Holdings
                              L.L.C. receives cash payments for its interests in Holdings. If the Target IRR is not achieved on both the Termination Date and the Determination
                              Date, then all Performance Options shall be terminated with no payment to or value to Employee.





   BY PLAYCORE WISCONSIN FOR
   CAUSE OR BY THE
   EMPLOYEE WITHOUT
   GOOD REASON:               TIME OPTIONS: All vested Time Options shall remain
                              exercisable for 90 days and if not exercised by
                              the end of business on the 90th day shall
                              terminate. All nonvested Time Options shall
                              terminate on the Termination Date.

                              PERFORMANCE OPTIONS: All Performance Options shall immediately terminate.

CALL ON SHARES ACQUIRED       In the event of the Employee's termination of
ON EXERCISE OF OPTION:        employment for any reason, all shares in Holdings
                              held by Employee as a result of exercising Options
                              shall be subject to a "call" by Holdings or its
                              designee (the "Company Call") at the fair market
                              value on the Termination Date. The Company Call
                              must be exercised within six months of the
                              Termination Date. The purchase price as determined
                              above will be paid one-half in cash within 30 days
                              of the exercise of the Company Call and the
                              remaining one-half payable within two years of the
                              date of exercise of the Company Call (the
                              "Deferred Call Payments"). Any Deferred Call
                              Payments shall be credited with an appropriate
                              interest rate or dividend rate. In the event that
                              Holdings is restricted from purchasing such shares
                              for cash under any applicable financing or other
                              agreements, Holdings may issue the Employee a note
                              or such other permissible security (which shall
                              contain commercially reasonable terms) in full
                              satisfaction of such call. In no event shall the
                              Employee be paid less cash at the time of the
                              exercise of the Company Call than the Employee's
                              income tax liability resulting from the sale of
                              the shares.


EMPLOYEE PUT:                 In the event of Employee's termination of
                              employment by PlayCore Wisconsin without Cause, by
                              the Employee for Good Reason, or as a result of
                              death or Permanent Disability, the Employee or his
                              estate as the case may be, may exercise a "put" to
                              Holdings (the "Employee Put") at fair market value
                              on the Termination Date, subject to Holdings'
                              ability under its financing documents. The
                              Employee Put must be exercised within six months
                              of the Termination Date. The purchase price as
                              determined above will be paid one-half in cash
                              within 30 days of the exercise of the Employee Put
                              and the remaining one-half will be payable within
                              two years of the date of exercise of the Employee
                              Put (the "Deferred Put Payments"). Any Deferred
                              Put Payments shall be credited with an appropriate
                              interest rate or dividend rate. All payments made
                              by Holdings with respect to its exercise of the
                              Executive Put are subject to Holdings' financing
                              agreements. In the event that Holdings is
                              restricted from purchasing such shares for cash
                              under any applicable financing or other
                              agreements, Holdings may issue the Employee a note
                              or such other permissible security (which shall
                              contain commercially reasonable terms) in full
                              satisfaction of such put.

REALIZATION:                  Except in the case of the exercise of the Company
                              Call or Employee Put as set forth above, Employee
                              shall be

                              required to hold the shares or Options until such time Holdings L.L.C. sells or otherwise exits from its equity interest in Holdings.

TAG-ALONG RIGHTS:             In the event of a sale of Holdings by Holdings,
                              L.L.C., the Employee will have the same tag-along
                              rights as other investors.

RESTRICTIONS ON TRANSFER:     The Options and shares will be non-transferable,
                              except with respect to a transfer to a trust or
                              partnership, the only beneficiaries or partners
                              (as the case may be) of which are immediate family
                              member of Employee, or in accordance with the
                              terms of any applicable operating agreement or
                              shareholders agreement and the laws of descent and
                              distribution.

                              Other than with respect to transfers pursuant to the preceding sentence, no third party shall have any direct or indirect beneficial interest in the Options.

REGISTRATION RIGHTS:          Employee will have the same piggyback registration
                              rights as other investors.

FAIR MARKET VALUE:            Fair market value of vested shares on a
                              Termination Date shall be determined by
                              multiplying the "equity value" of Holdings by a
                              fraction, the numerator of which shall be the
                              number of vested shares and the denominator of
                              which shall be the total number of fully diluted
                              shares of Holdings common stock (assuming that all
                              options, warrants or other securities which are
                              convertible or exchangeable for common stock are
                              outstanding). The equity value of Holdings on a
                              Termination Date shall be determined by the Board
                              of Directors of Holdings in good faith by
                              selecting an appropriate multiple and then
                              multiplying the consolidated EBITDA for the latest
                              four fiscal quarters by such multiple and then
                              subtracting from such amount all debt, preferred
                              stock and other obligations on a consolidated
                              basis of Holdings, if any.

                              SCHEDULE B

                              EQUITY PURCHASE TERMS


AMOUNT OF EQUITY:             A percentage equity interest in PlayCore Holdings,
                              L.L.C. ("Holdings L.L.C.") equal to $55,000 and
                              determined based on the value paid by Chartwell
                              Investments II, L.L.C. or its affiliates
                              ("Chartwell") for its interest in Holdings L.L.C.
                              (the "Interest"). Upon execution of the applicable
                              subscription documents relating to the Interest,
                              Employee shall make a cash payment to Holdings
                              L.L.C. of $55,000.

COMPANY CALL ON INTERESTS:    In the event of Employee's termination of
                              employment for any reason, the Interest held by
                              the Employee shall be subject to a "call" by
                              Holdings L.L.C. or its designee (the "Company
                              Call") at the fair market value on the Termination
                              Date. The Company Call must be exercised within
                              six months of the Termination Date. The purchase
                              price as determined above will be paid as follows:
                              the lesser of the Employee's original investment
                              or fair market value of the Interest within 30
                              days of the exercise of the Company Call and the
                              remaining amount, if any, payable within two years
                              of the date of exercise of the Company Call (the
                              "Deferred Call Payments"). Any Deferred Call
                              Payments shall be credited with an appropriate
                              interest rate or dividend rate. In the event that
                              Holdings L.L.C. is restricted from purchasing the
                              Interest for cash under any applicable financing
                              or other agreements to which Holdings L.L.C. or
                              any of its subsidiaries is a party which prevent
                              Holdings L.L.C. from obtaining cash, then Holdings
                              L.L.C. may issue the Employee a note or such other
                              permissible security (which shall contain
                              commercially reasonable terms) in full
                              satisfaction of such call.


EMPLOYEE PUT:                 In the event of Employee's termination of
                              employment by PlayCore Wisconsin, Inc. or an
                              affiliate ("PlayCore Wisconsin") without Cause, by
                              the Employee for Good Reason, or as a result of
                              death or Permanent Disability, the Employee or his
                              estate as the case may be, may exercise a "put" to
                              Holdings L.L.C. (the "Employee Put") of the
                              Interest at fair market value on the Termination
                              Date, subject to compliance with the financing
                              documents of Holdings L.L.C. or of any of its
                              subsidiaries. The Employee Put must be exercised
                              within six months of the Termination Date. The
                              purchase price as determined above

                              will be paid as follows: the lesser of the Employee's original investment or fair market value of the Interest within 30 days of the exercise of the Employee Put and the remaining amount, if any, subject to the Company Call, will be held by Employee until such time as Holdings
                              L.L.C. sells or otherwise exits from its equity interest in PlayCore Holdings, Inc. ("Holdings").
                              All payments by Holdings L.L.C. with respect to the exercise of the Employee Put are subject to the financing agreements of Holdings L.L.C. or any of its subsidiaries. In the event that Holdings
                              L.L.C. is restricted from purchasing the Interest for cash under any applicable financing or other agreements to which Holdings L.L.C. or any of its subsidiaries is a party which prevent Holdings
                              L.L.C. from obtaining cash, then Holdings L.L.C.
                              may issue Employee a note or such other
                              permissible security (which shall contain commercially reasonable terms) in full satisfaction of such put.

REALIZATION:                  Except in the case of the exercise of Company Call
                              or Employee Put as set forth above, Employee shall
                              be required to hold the Interest until such time
                              as Chartwell sells or otherwise exits from its
                              equity interest in Holdings L.L.C.

TAG-ALONG RIGHTS:             In the event of a sale of Holdings L.L.C. by
                              Chartwell, the Employee will have the same
                              tag-along rights as other investors.

RESTRICTIONS ON TRANSFER:     The Interest will be non-transferable, except with
                              respect to a transfer to a trust or partnership,
                              the only beneficiaries or partners (as the case
                              may be) of which are immediate family member of
                              Employee, or in accordance with the terms of any
                              applicable operating agreement or shareholders
                              agreement and the laws of descent and
                              distribution.

                              Other than with respect to transfers pursuant to the preceding sentence, no third party shall have any direct or indirect beneficial interest in the Interest.

REGISTRATION RIGHTS:          Employee will have the same piggyback registration
                              rights as other investors.

FAIR MARKET VALUE:            Fair market value of Employee's Interest on a
                              Termination Date shall be determined in three
                              steps as follows. (1) The equity value of Holdings
                              on a Termination Date shall be determined by the
                              Board of Directors of Holdings in good

                              faith by selecting an appropriate multiple and then multiplying the consolidated EBITDA for the latest four fiscal quarters by such multiple and then subtracting from such amount all debt, preferred stock and other obligations on a consolidated basis of Holdings, if any. (2)
                              Holdings L.L.C's interest in Holdings shall be determined by multiplying the equity value of Holdings (as determined under step number (1)) on the Termination Date by a fraction, the numerator of which shall be the number of shares of common stock of Holdings that are owned by Holdings
                              L.L.C., and the denominator of which shall be the total number of fully diluted shares of Holdings common stock (assuming that all options, warrants or other securities which are convertible or exchangeable for common stock are outstanding).
                              (3) Finally, the percentage representing
                              Employee's Interest shall be multiplied by the dollar amount of Holdings L.L.C.'s interest in Holdings as determined under step number (2).

                              SCHEDULE C

                              PHANTOM STOCK TERMS



AMOUNT OF INITIAL GRANT:      A grant of 765 shares of phantom common stock of
                              PlayCore Holdings, Inc. ("Holdings") (the "Phantom
                              Shares") pursuant to a grant by Holdings.

VESTING: One third of the total number of Phantom Shares shall vest on each anniversary of the date of the grant. In the event that the Employee's employment with PlayCore Wisconsin, Inc. or an affiliate
                              ("PlayCore Wisconsin") is terminated for any reason, all non-vested shares shall be forfeited.

COMPANY CALL:                 In the event of Employee's termination of
                              employment for any reason, the vested Phantom
                              Shares held by the Employee shall be subject to a
                              "call" by Holdings or its designee (the "Company
                              Call") at the fair market value on the Termination
                              Date. The Company Call must be exercised within
                              six months of the Termination Date. The purchase
                              price shall be the equivalent of the fair market
                              value of an equivalent number of common shares of
                              Holdings on the Termination Date. It will be paid
                              one-half in cash within 30 days of the exercise of
                              the Company Call and the remaining one-half will
                              be payable within two years of the date of
                              exercise of the Company Call (the "Deferred Call
                              Payments"). Any Deferred Call Payments shall be
                              credited with an appropriate interest rate or
                              dividend rate. In the event that Holdings is
                              restricted from purchasing such shares for cash
                              under any applicable financing or other
                              agreements, Holdings may issue the Employee a note
                              or such other permissible security (which shall
                              contain commercially reasonable terms) in full
                              satisfaction of such call. In no event shall the
                              Employee be paid less cash at the time of the
                              exercise of the Company Call than the Employee's
                              income tax liability resulting from the sale of
                              the Phantom Shares.


EMPLOYEE PUT:                 In the event of Employee's termination of
                              employment by PlayCore Wisconsin without Cause, by
                              the Employee for Good Reason, or as a result of
                              death or Permanent Disability, the Employee or his
                              estate as the case may be, may exercise a "put" to
                              Holdings (the "Employee Put") of the vested
                              Phantom Shares at fair market value on the
                              Termination Date. The Employee Put must be
                              exercised

                              within six months of the Termination Date. The purchase price as determined above will be paid one-half in cash within 30 days of the exercise of the Employee Put and the remaining one-half will be payable within two years of the date of exercise of the Employee Put (the "Deferred Put
                              Payments"). Any Deferred Put Payments shall be credited with an appropriate interest rate or dividend rate. All payments by Holdings with respect to its exercise of the Employee Put are subject to Holdings' financing agreements. In the event that Holdings is restricted from purchasing such shares for cash under any applicable financing or other agreements, Holdings may issue the Employee a note or such other permissible security (which shall contain commercially reasonable terms) in full satisfaction of such put.

REALIZATION:                  Except in the case of the exercise of the Company
                              Call or Employee Put as set forth above, Employee
                              shall be required to hold the Phantom Shares until
                              such time as PlayCore Holdings, L.L.C. sells or
                              otherwise exits from its equity interest in
                              Holdings (any such occurrence, a "Realization
                              Event").

TAX GROSS-UP PAYMENT:         Upon exercise of the Company Call or Employee Put
                              or any other Realization Event hereunder, Holdings
                              shall make a tax gross-up payment to the Employee
                              to compensate the Employee for the difference
                              between ordinary income tax treatment and capital
                              gains tax treatment with respect to the
                              appreciated value ("Appreciated Value") of the
                              Phantom Shares from the date of vesting to the
                              earlier of: (i) the Termination Date (in the case
                              of an Employee Put or Company Call), or (ii) the
                              date of the occurrence of a Realization Event;
                              provided, however, that in no event shall such tax
                              gross-up payment exceed the tax benefit to
                              Holdings actually realized for such tax year, if
                              any, related to the deduction for (a) the tax
                              gross-up payment and (b) the appreciated value of
                              the Phantom Shares from the date of vesting to the
                              earlier of: (i) the Termination Date (in the case
                              of an Employee Put or Company Call), or (ii) the
                              date of the occurrence of a Realization Event.

TAG-ALONG RIGHTS:             In the event of a sale of Holdings by PlayCore
                              Holdings, L.L.C., the Employee will have the same
                              tag-along rights as other investors.

RESTRICTIONS ON TRANSFER:     The Phantom Shares will be non-transferable,
                              except with respect to a transfer to a trust or
                              partnership, the only

                              beneficiaries or partners (as the case may be) of which are immediate family member of Employee, or in accordance with the terms of any applicable operating agreement or shareholders agreement and the laws of descent and distribution.

                              Other than with respect to transfers pursuant to the preceding sentence, no third party shall have any direct or indirect beneficial interest in the Phantom Shares.

FAIR MARKET VALUE:            Fair market value of vested Phantom Shares on a
                              Termination Date shall be determined by
                              multiplying the "equity value" of Holdings by a
                              fraction, the numerator of which shall be the
                              number of vested Phantom Shares and the
                              denominator of which shall be the total number of
                              fully diluted shares of Holdings common stock
                              (assuming that all options, warrants or other
                              securities which are convertible or exchangeable
                              for common stock are outstanding). The equity
                              value of Holdings on a Termination Date shall be
                              determined by the Board of Directors of Holdings
                              in good faith by selecting an appropriate multiple
                              and then multiplying the consolidated EBITDA for
                              the latest four fiscal quarters by such multiple
                              and then subtracting from such amount all debt,
                              preferred stock and other obligations on a
                              consolidated basis of Holdings, if any.